Exhibit 99.1

STONE ENERGY CORPORATION

Presents at IPAA Symposium and Burkenroad Reports Investment Conferences

LAFAYETTE, LA. April 15, 2015

Stone Energy Corporation (NYSE:SGY) today announced that David H. Welch, the Company’s Chairman, President and Chief Executive Officer, will present at the IPAA Oil & Gas Investment Symposium in New York at the Sheraton New York Times Square Hotel at 9:10 a.m. Eastern time on Tuesday, April 21, 2015. A live webcast will be available in the “Events and Presentations” section of the company’s website, www.StoneEnergy.com, and the replay will be available one hour following the presentation. In addition, the presentation material will also be available in the “Events and Presentations” section of the company’s website within 24 hours of the presentation.

The Company also announced that Thomas L. Messonnier, Director of Strategic Planning and Marketing, will present at the 19th Annual Burkenroad Reports Investment Conference at the Hyatt Regency Hotel in New Orleans at 11:30 a.m. Central time on Friday, April 24, 2015. The event is hosted by Tulane University’s Freeman School of Business and is free and open to the public.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.